Exhibit 10.4

AMENDMENT TO THE MASTEC, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, MasTec, Inc., a Florida corporation (the “Company”), adopted the MasTec, Inc. 2011 Employee Stock Purchase Plan (the “Plan”), which was adopted by the Company’s shareholders on May 5, 2011 at the Company’s 2011 Annual Meeting of Shareholders; and

WHEREAS, capitalized terms used herein and not herein defined shall have the respective meanings ascribed thereto in the Plan; and

WHEREAS, pursuant to the Section 16 of the Plan, the compensation committee of the board of directors of the Company (the “Committee”) reserved the right to amend the Plan; and

WHEREAS, the Committee deems it advisable and in the best interest of the Company and its shareholders to amend the Plan in order to (i) prevent each Participant from changing the rate or amount of his or her payroll deductions with respect to any Exercise Period that is ongoing at the time the Company receives the new enrollment agreement, (ii) prevent each Participant from transferring shares purchased under the Plan out of the custodial account held by the custodian appointed by the Company for the benefit of the Participant until the later of (A) the two-year anniversary of the date on which such Participant’s right to purchase the shares under the Plan were granted, and (B) the one-year anniversary of the exercise date on which such Participant purchased the shares, unless the transfer would be considered a “disposition of stock” for purposes of Section 423 of the Internal Revenue Code of 1986, as amended, and (iii) expand the definition of Designated Subsidiaries to include the Subsidiaries that have been designated by the Committee.

NOW THEREFORE, the Plan is hereby amended as follows:

1.	Section 2(i) of the Plan is hereby amended and restated, in its entirety, to read as follows, effective July 1, 2011:

“(i) “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board or the Committee from time to time in their sole discretion as eligible to participate in the Plan.”

2.	Section 6(e) of the Plan is hereby amended and restated, in its entirety, to read as follows, effective July 1, 2011:

“(e) Change of Payroll Deduction Election. A Participant may decrease or increase the rate or amount of his or her payroll deductions during an Offering Period (within the limitations of Section 6(b) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; provided, that a Participant may not change the rate or amount of his or her payroll deductions with respect to any Exercise Period that is ongoing at the time the Committee receives the new enrollment agreement. Except as otherwise determined by the Committee under rules applicable to all Participants, the change in rate or amount shall be effective as of the next Exercise Period that begins after the date the Committee receives the new enrollment agreement. Additionally, a Participant may discontinue his or her participation in the Plan as provided in Section 13(a). “

3.	The following sentence is added to the end of Section 9(a) of the Plan, effective July 1, 2011:

“Unless otherwise permitted by the Committee, in its sole and absolute discretion, all shares purchased upon exercise of the Participant’s option that are delivered to a custodial account held by a custodian appointed by the Company for the benefit of the Participant shall not be eligible for transfer out of the custodial account held by a custodian appointed by the Company for the benefit of the Participant, until the later of (i) the two-year anniversary of the Offering Date on which the Participant’s option to purchase such shares was granted, and (ii) the one-year anniversary of the Exercise Date on which the Participant purchased the shares, unless the transfer would be considered a “disposition of stock” for purposes of Section 423 of the Code, which generally includes any sale, exchange, gift, or any transfer of legal title of the shares other than transfers to the Participant’s estate or by bequest or inheritance, certain tax-free exchanges, a mere pledge or hypothecation, or a transfer to the Participant’s spouse or incident to divorce (as described in Section 1041(a) of the Code).”

4.	All other provisions of the Plan remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment on this of June, 2011.

MasTec, Inc., a Florida corporation

By:	/s/ Sandra Orr
Name: Sandra Orr
Title: VP Finance